Exhibit 99.1

2015 Equity Inducement Plan

SHUTTERFLY, INC.

2015 Equity Inducement Plan

(adopted by the Board on October 21, 2015)

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 22.

2. SHARES SUBJECT TO THE PLAN.

2.1. Number of Shares Available. Subject to Section 2.2 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the Effective Date is 300,000 Shares. Subject to Section 2.2, Shares subject to Awards, and Shares issued upon exercise of Options, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option granted under this Plan but which cease to be subject to the Option for any reason other than exercise of the Option; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Options to be settled in shares of the Company’s Common Stock shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon exercise of the Option. In the event that Participant tenders or the Company withholds Shares to pay either the Exercise Price of an Option or the withholding taxes due upon the exercise of an Option, (i) the full number of Shares exercised (including such number of Shares used to pay the Exercise Price or withholding taxes) shall reduce the Number of Shares available for issuance under the Plan and (ii) such number of Shares used to pay the Exercise Price or withholding taxes shall not be added to the Shares authorized for grant under the Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.2. Adjustment of Shares. In the event that the number or type of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number and class of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options and (c) the number of Shares subject to other outstanding Awards shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.

3. ELIGIBILITY. Awards may be granted only to persons who (a) were not previously an employee or director of the Company or any Parent or Subsidiary of the Company or (b) previously provided services to the Company as an employee or director, but subsequently have completed a period of bona fide non-employment by the Company, and any Parent or Subsidiary of the Company; and then only as an incentive material to such persons entering into employment with the Company or any Parent or Subsidiary of the Company (c) are an employee, consultants or director of the Company or any Parent or Subsidiary of the Company. A person eligible for an Award under this Plan may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1. Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an Award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2. Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or the Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. Notwithstanding the foregoing, the grant of any Award shall not be effective unless: (i) if the grant is made by the Board, then it must be approved by a majority of the Outside Directors on the Board; and (ii) if the grant is made by the Committee, then the Committee must be comprised solely of Outside Directors (except as otherwise permitted under the rules of the Nasdaq Stock Market). The Committee may delegate to two or more directors of the Company or one or more executive officers of the Company pursuant to a specific delegation as permitted by applicable law (including Section 157(c) of the Delaware General Corporation Law) the authority to grant an Award under this Plan to Participants who are not Insiders of the Company. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.

4.3. Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.4. Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan which may include individuals who are employed by the Company or Subsidiary under an agreement with a foreign nation or agency; (iii) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, or any other applicable law.

5. OPTIONS. The Committee may grant Options to eligible persons and will determine the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1. Form of Option Grant. Each Option granted under this plan will be a Nonqualified Stock Option (“NQSO”). Each Option granted under this Plan will be evidenced by an Option Agreement (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2. Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3. Exercise Period. Options may be exercisable within the times or upon the conditions as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4. Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted. Payment for the Shares purchased may be made in accordance with Section 7.

5.5. Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required by or desirable to the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased (together with applicable withholding taxes). An Option may not be exercised for a fraction of a Share.

5.6. Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, the exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period not less than thirty (30) days or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date, but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in no event later than the expiration date of the Options.

5.7. Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8. Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and, with prior shareholder approval, authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Subject to Section 13 of this Plan, with prior shareholder approval and by written notice to affected Participants the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

6. RESTRICTED STOCK UNITS.

6.1. Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan, and shall require that the Restricted Stock Units must expire no later than ten years following the date of grant.

6.2. Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, and (d) the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of certain conditions set out in the Participant’s individual RSU Agreement.

6.3. Form and Timing of Settlement. The portion of a RSU being settled shall be paid currently. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

6.4. Termination. Except as may be set forth in the Participant’s RSU Agreement, vesting ceases on such Participant’s Termination Date.

7. PAYMENT FOR SHARE PURCHASES.

7.1. Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or services to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method approved by the Board.

8. WITHHOLDING TAXES.

8.1. Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent or Subsidiary employing the Participant, an amount sufficient to satisfy federal, state and local withholding tax requirements or any other tax or social insurance liability legally due from the Participant prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax and social insurance requirements or any other tax liability legally due from the Participant.

8.2. Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion require or allow the Participant to satisfy the minimum withholding tax obligation by (i) paying cash, (ii) electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. All elections by a Participant for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

9. TRANSFERABILITY.

9.1. General Rule. Except as otherwise provided in this Section 9, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

9.2. All Awards other than NQSOs. All Awards other than NQSOs shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

9.3. NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

10. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

10.1. Voting and Dividends. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Exercise Price pursuant to Section 10.2.

10.2. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price, as the case may be.

11. CERTIFICATES. All Shares or other securities, whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

12. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

13. EXCHANGE AND BUYOUT OF AWARDS. Except in connection with a (i) Corporate Transaction or a (ii) stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other similar change in the capital structure of the Company, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash or other Awards (including Options) with an exercise price that is less than the exercise price of the original Option without prior shareholder approval.

14. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so. This Plan shall not take effect unless the applicable notice requirements of the rules of the Nasdaq Stock Market have been met.

15. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

16. CORPORATE TRANSACTIONS. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine.

17. TERM OF PLAN/GOVERNING LAW. This Plan became effective on the Effective Date. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

18. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

19. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

21. ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment with the Company that is applicable to employees of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

22. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option or Restricted Stock Unit.

“Award Agreement” means, with respect to each Award, the signed written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company, or (c) a failure to materially perform the customary duties of employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, an “independent compensation committee” (as such term is defined for purposes of the rules of the Nasdaq Stock Market) or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Shutterfly, Inc. or any successor corporation.

“Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date the Plan is adopted by the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means, with respect to an Option, the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) or the Participant have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary and who qualify as an “Independent Director” under the rules of the Nasdaq Stock Market, as may be amended from time to time.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a newly hired employee who receives an Award under this Plan at the time of commencement of his or her employment. The term “Participant” shall include individuals who were previously employed by or served as a director of the Company, or any Parent or Subsidiary of the Company, who have undergone a bona fide period of non-employment by the Company. The term “Participant” shall also include individuals who become employees of the Company, or any Parent or Subsidiary of the Company, as the result of a merger or acquisition.

“Plan” means this Shutterfly, Inc. 2015 Equity Inducement Plan, as amended from time to time.

“Restricted Stock Unit” means an Award granted pursuant to Section 6 of the Plan.

“RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 6 of the Plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 16, and any successor security.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension of or modification of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Except as set forth in this definition of “Termination,” an employee shall have Terminated employment as of the date he or she ceases to provide services as an employee (regardless of whether the Termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor or from a consultant or advisor to an employee shall not be deemed a cessation of services, unless determined otherwise by the Committee in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

SHUTTERFLY, INC.

NOTICE OF INDUCEMENT RESTRICTED STOCK UNIT AWARD

2015 EQUITY INDUCEMENT PLAN

“NOTICE OF GRANT”

(U.S. FORM)

GRANT NUMBER:

Name:

Address:

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Shutterfly, Inc. 2015 Equity Inducement Plan (“Plan”) and the attached Inducement Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”) and your offer letter, as follows:

Number of RSUs:

Date of Grant:

Expiration Date: The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule: The RSUs will vest as follows: 25% on each of the first four (4) anniversaries of the Date of Grant, subject to your continued service as an employee, director or consultant of the Company on each such vesting date.

Participant understands that his service relationship with the Company (and/or Parent or Subsidiary) is for an unspecified duration, can be terminated at any time with or without cause (i.e., is “at-will”), and that nothing in this Notice of Grant, the attached Inducement Award Agreement or Participant’s offer letter changes the at-will nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant ceases on the Termination Date. Participant also understands that this Notice of Grant is subject to the terms and conditions of the Plan, the RSU Agreement and the offer letter, each of which is incorporated herein by reference. Participant acknowledges that he has read both the RSU Agreement and the offer letter. By accepting this award of RSUs, Participant consents to the electronic delivery and acceptance as further set forth in the RSU Agreement.

PARTICIPANT	SHUTTERFLY, INC.

Signature:	By:

Print Name:	Its:

SHUTTERFLY, INC.

INDUCEMENT AWARD AGREEMENT (RESTRICTED STOCK UNITS)

(U.S. FORM)

You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of your offer letter, the Notice of Restricted Stock Unit Grant (“Notice of Grant”) and this RSU Agreement.

1. Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice of Grant. Settlement of RSUs shall be in Shares.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3. Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

4. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order.

5. Termination. If Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

6. Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this RSU Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with the provisions in the grant documents, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth in this RSU Agreement and those set forth in the Notice of Grant. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and this RSU Agreement.

7. U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the fair market value of the Shares subject to the RSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law (the “Tax Withholding Obligation”). Upon vesting of the Shares in accordance with the Vesting Schedule set forth in the Notice, such vested Shares, minus the number of Shares sold to offset the Tax Withholding Obligation (as defined herein) will be deposited directly into the Participant’s account with the brokerage firm so designated by the Company for this purpose (hereinafter, the “Designated Brokerage Firm”). Participant’s acceptance of this Award constitutes Participant’s authorization to have the Company withhold taxes from the proceeds of the sale of the Shares, through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), pursuant to which Participant will sell a whole number of Shares from those Shares issuable to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Participant shall also complete any one-time sale authorization form required by the Designated Brokerage Firm. Such Shares shall be sold on the first trading day immediately following the day on which such Tax Withholding Obligation arises (e.g., a vesting date) with a market order at the opening of such trading day by the Designated Brokerage Firm. The Participant shall be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s minimum Tax Withholding Obligation, the excess will be placed in the Participant’s account with the Designated Brokerage Firm. Participant acknowledges that the Company or the Designated Brokerage Firm is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Participant’s minimum Tax Withholding Obligation. Participant is responsible for payment of any additional amounts to satisfy Participant’s minimum Tax Withholding Obligation. In such event, the Company shall contact Participant regarding the manner in which such additional amount will be remitted to the Company. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Further, a RSU may be considered a deferral of compensation that is subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. Participant should consult Participant’s personal tax advisor for more information on the actual and potential tax consequences of this RSU.

8. Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan, the Notice of Grant, and the offer letter constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party

9. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.

10. Successors and Assigns. The Company may assign any of its rights under this RSU Agreement. This RSU Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSU Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

11. Governing Law; Severability. This RSU Agreement is governed by California law except for that body of law pertaining to conflict of laws. If any provision of this RSU Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

12. No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s employment, for any reason, with or without cause.

13. Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By Participant’s acceptance of this award of RSUs, Participant consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail at [insert email]. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, Participant understands that Participant is not required to consent to electronic delivery.

14. Award Subject to Company Clawback or Recoupment. The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of Participant’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s RSUs.

15. Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

By your signature and the signature of the Company’s representative on the Notice of Grant, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, Participant’s offer letter, the Notice of Grant and this RSU Agreement. Participant has reviewed the Plan prospectus, offer letter, the Notice of Grant and this RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this RSU Agreement, and fully understands all provisions of the offer letter, the Notice of Grant and this RSU Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the offer letter, the Notice of Grant and this RSU Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.